Exhibit 99.07

Pazoo Joins Forces With Award Winning Fitness Distributor Acacia, An RLJ Entertainment, Inc. Brand

Cedar Knolls, NJ, August 13, 2013 Pazoo, Inc., (OTCQB Symbol: PZOO; German WKN#: A1J3DK) is pleased to announce that it has joined forces with award winning fitness distributor Acacia.  Acacia, an RLJ Entertainment, Inc. brand (NASDAQ: RLJE), has agreed to supply Pazoo with health and wellness videos and content that will enhance the website and provide valuable information to the Pazoo audience. Alliances like this show that www.pazoo.com is entering the forefront of the online health and wellness community.

An RLJ Entertainment, Inc. brand (NASDAQ: RLJE), Acacia is a leading producer of original and award-winning yoga, fitness, and wellness DVD programming. Acacia provides fun, results-oriented workouts with consistently high production values and authentic, expert instruction. Besides being one of the top selling DVD lines at specialty retail, the brand also includes the Acacia Catalog – one of the largest consumer catalogs in this space with a circulation of more than 9 million.

Pazoo will feature clips from a variety of Acacia’s acclaimed instructors, including TV star and bestselling author Bethenny Frankel, the number one diet and fitness website SparkPeople, exhale spa’s bestselling Core Fusion series, Leah Sarago’s popular Ballet Body™ series, top healthy living brand Canyon Ranch, The Doctor’s co-host Dr. Lisa, yoga superstar Shiva Rea, master kettlebell instructor Paul Katami, Arthritis Rx creator Dr. Vijay Vad, as well as Desirée Rumbaugh’s Yoga to the Rescue series, and Andrea Metcalf’s Quick Fit, featuring 30 five-minute workouts.

RLJ Entertainment, founded by Robert L. Johnson, founder of Black Entertainment Television and The RLJ Companies, is a leading creator, owner and distributor of media content across digital, broadcast and physical platforms. RLJ Entertainment leverages its branding expertise, access to content and direct to consumer skills to optimize the value of its programs for distinct audiences.

Pazoo, Inc. CEO, David Cunic, stated “Pazoo is extremely excited to join forces with Acacia.  The video content provided to Pazoo will undoubtedly help our website visitors and loyal readers with their health and wellness goals. We are proud to have reached an overall level as a company to have garnered the attention of companies such as Acacia.”

About Pazoo, Inc.:
Pazoo, Inc. is a company focused on empowering individuals with the tools to enrich their lives. Pazoo delivers information, services and products through direct response digital and TV, retail stores and its website.www.pazoo.com is a health and wellness social community with an array of experts delivering vital information to improve and enhance the enjoyment of living a full and enriching life. We feature industry experts from the health and wellness industry as well as the pet industry. On the website an individual can find a limited, and high quality, selection of merchandise, including fitness consumables, nutritional supplements, apparel, and wellness/safety products.

Safe Harbor Statement:
This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

For Investor Relations:
Taylor Capitol, LLC
Phone: 973-351-3868
Email: INVESTOR@PAZOO.COM

SOURCE Pazoo, Inc.

Release Date: August 13, 2013